[Letterhead of Ballard, Spahr, Andrews & Ingersoll, LLP]






                                                                    May 26, 1999

Sullivan & Cromwell
125 Broad Street
New York, NY 10004

         Re:      Seligman Pennsylvania Municipal Fund Series

Ladies and Gentlemen:

     We have acted as Pennsylvania counsel to Seligman Pennsylvania Municipal Fund Series, a Pennsylvania common law trust (the "Trust") in connection with the filing of Post-Effective Amendment No. 20 to its Registration Statement on Form N-1A to register the offering and sale of Class C shares of beneficial interest in the Trust (the "Class C Shares"). This opinion is furnished to you, as counsel to the Trust, to enable you to provide the Securities and Exchange Commission ("SEC") with your opinion regarding the validity of the issuance of the Class C Shares.

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Declaration of Trust, as amended (the "Declaration of Trust"), the By-Laws, drafts of the prospectus (the "Prospectus") and statement of additional information of the Trust to be dated June 1, 1999 and in the forms proposed to be filed with the SEC, certificates dated May 25, 1999 signed by officers of the Trust, and such other documents, resolutions and certificates of the Trust and have made such examinations of law as we have deemed necessary in connection with the opinions set forth below.

     We have assumed (i) the legal capacity and  competence of natural  persons,
(ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of documents submitted to us as certified, conformed, photostatic or facsimile copies and (v) that the forms of the Prospectus and statement of additional information as filed with the SEC do not differ in any material respects relevant to this opinion from the drafts we reviewed.

     We have also assumed, with regard to the Trust's continued valid existence as a trust, that a trust "res" consisting of specific, identifiable assets has continued to exist at all times since the creation of the Trust and has been under the control of the Trustees of the Trust and that the Trust has at all times since its creation had holders of beneficial interest ("Shareholders") in the Trust who have been and continue to be the beneficiaries of the Trust.

     Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:


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     1. The Trust has been validly formed  pursuant to the  Declaration of Trust and is validly existing as a trust under the laws of the Commonwealth of Pennsylvania. The Trustees of the Trust have control over the property of the Trust, and the power to conduct the business of the Trust under the Declaration of Trust and Pennsylvania law, as described in the Prospectus.

     2. The Class C Shares, when issued for payment described in the Trust's Prospectus, will have been legally issued, and will be fully paid and non-assessable.

     We express no opinion as to the law of any jurisdiction other than the law of the Commonwealth of Pennsylvania.

     The Trust's Declaration of Trust provides that Shareholders of the Trust shall not be liable to any person in connection with the Trust or the acts, obligations or affairs of the Trust. There is a remote possibility, however, that, under certain circumstances, holders of beneficial interest in a Pennsylvania trust may be held personally liable for the obligations of the trust estate. The Declaration of Trust also provides for indemnification out of Trust property for all loss and expense of any Shareholder held personally liable for the obligations of the Trust estate. Therefore, the risk of any Shareholder incurring financial loss beyond his investment due to Shareholder liability is limited to circumstances in which the Trust estate itself is unable to meet its obligations and the express disclaimer of Shareholder liabilities is determined not to be effective.

     This opinion may be relied upon by you only in connection with your delivery of your opinion to the Securities and Exchange Commission and may not be used or relied upon by you for any other purpose, without in each instance our prior written consent.

     This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

     We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 20 to the Trust's Registration Statement on Form N-1A.


                                    Very truly yours,

                                    /s/ Ballard, Spahr, Andrews & Ingersoll, LLP


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            LAWYERS@BALLARDSPAHR.COM


                                                    May 26, 1999


Seligman Pennsylvania Municipal Fund Series
100 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

     With respect to Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, of Seligman Pennsylvania Municipal Fund Series, we have reviewed the material relative to Pennsylvania Taxes in the Registration Statement. Subject to such review, our opinion as delivered to you and as filed with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 14 to the Registration Statement remains unchanged.

     We consent to the filing of this consent as an exhibit to the Registration Statement and to the reference to us under the heading "Pennsylvania Taxes". In giving such consent, we do not thereby admit that we are in the category of persons who consent is required under Section 7 of the Securities Act of 1933, as amended.

                                Very truly yours,

                                /s/ Ballard Spahr Andrews & Ingersoll, LLP
                                Ballard Spahr Andrews & Ingersoll, LLP